COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY AND PT SAKA ENERGI INDONESIA CLOSE JOINT VENTURE TO DEVELOP FASKEN EAGLE FORD ACREAGE
HOUSTON, July 15, 2014 – Swift Energy Company (NYSE: SFY) (“Swift Energy”) today closed its previously announced agreement with PT Saka Energi Indonesia (“Saka”) to fully develop 8,300 acres of Fasken area Eagle Ford shale properties owned by Swift Energy in Webb County, Texas. Swift Energy sold a 36% full participating interest in Swift Energy’s Fasken properties to Saka for $175 million in total cash consideration, with $125 million (subject to adjustments for interim operations) to be paid at closing and $50 million in cash to be paid by Saka over time to carry a portion of Swift Energy’s field development costs incurred after the January 1, 2014 effective date.
At closing, Swift Energy received approximately $147 million, composed of the initial $125 million cash consideration plus Saka’s share of capital costs, net of revenue, since the effective date of the transaction, which capital costs include Saka’s carry of a portion of Swift Energy’s field development costs for that same period. After closing, approximately $38 million remains of Saka’s original $50 million drilling carry obligation, which is expected to be fulfilled during calendar year 2016.
The net proceeds received by Swift Energy in this transaction will be used initially to reduce the amount of borrowings under the Company’s credit facility and ultimately to use a portion of the proceeds to fund accelerated development of its Eagle Ford shale properties.
J.P. Morgan Securities LLC acted as financial advisor to Swift Energy in this transaction.
“Both parties have worked diligently towards the conclusion of this transaction, and we look forward to working alongside Saka to optimize this asset’s value through an advanced technology development program,” Terry Swift, CEO of Swift Energy commented, “This arrangement marks the beginning of a strategic partnership to grow production in the Eagle Ford dry gas window of South Texas.”
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and in the inland waters of Louisiana.
PT Saka Energi Indonesia (Saka) was formed on June 27, 2011, as the upstream oil and gas subsidiary of PT Perusahaan Gas Negara (Persero) Tbk (PGN), Indonesia’s largest natural gas transportation and distribution company, which is listed on the Indonesian Stock Exchange (IDX).

About Forward Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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